SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ___)

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NovaBay Pharmaceuticals, Inc.

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NOVABAY PHARMACEUTICALS, INC.
5980 Horton Street, Suite 550
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2011

To the Stockholders of NovaBay Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation, will be held on Thursday, June 9, 2011 at 2:00 p.m. Pacific Time at Woodfin Hotel Emeryville, 5800 Shellmound Street, Emeryville, CA 94608, for the following purposes:

1.
To elect two (2) Class I directors to hold office for a term of three (3) years or until their respective successors are elected and qualified.  The nominees for election are Anthony Dailley and Robert R. Tufts.

2.	To ratify the appointment by our Audit Committee of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 20, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, June 9, 2011.

The proxy statement and annual report to security holders are available at www.edocumentview.com/NBY (for all stockholders).

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid and addressed envelope. If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you should receive from that institution an instruction form for voting in lieu of a proxy card, and you must instruct your broker or bank on how to vote your shares.

Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors,

/s/ Ramin Najafi, Ph.D.
April 25, 2011	Ramin (“Ron”) Najafi, Ph.D. Chairman of the Board, Chief Executive Officer and President

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

NOVABAY PHARMACEUTICALS, INC.
5980 Horton Street, Suite 550
Emeryville, California 94608

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation, to be voted at the 2011 Annual Meeting of Stockholders to be held on Thursday, June 9, 2011 (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at 2:00 p.m. Pacific Time at Woodfin Hotel Emeryville, 5800 Shellmound Street, Emeryville, California 94608. These proxy solicitation materials are expected to be mailed on or about May 6, 2011, to all stockholders entitled to vote at the Annual Meeting.  References to “NovaBay” in this proxy statement refer to NovaBay Pharmaceuticals, Inc., a Delaware corporation, on and after June 29, 2010, the date we reincorporated from California to Delaware, and to NovaBay Pharmaceuticals, Inc., a California corporation and our predecessor, before June 29, 2010.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as April 20, 2011 (“Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one (1) vote for each share of our common stock held by such stockholder as of the Record Date. As of the Record Date, 23,449,755 shares of our common stock were outstanding, and no shares of our preferred stock were outstanding.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes and votes marked “withheld” will not be counted towards the tabulation of votes cast on such proposals presented to the stockholders.

Required Votes

For Proposal One, the election of directors, the two (2) nominees receiving the highest number of “FOR” votes of our common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be elected. “WITHHELD” votes and broker non-votes will have no effect.

To be adopted, Proposal Two, the ratification of the appointment by our Audit Committee of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, requires “FOR” votes from a majority of the shares present and entitled to vote at the Annual Meeting.  Abstentions and broker non-votes will have the same effect as “AGAINST” votes.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card, you should receive from that institution an instruction form for voting, and you must follow the voting instructions you receive from that institution. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board under Proposal One unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in the Notice and this proxy statement.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the Annual Meeting.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our corporate Secretary at our principal executive offices at 5980 Horton Street, Suite 550, Emeryville, California 94608. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Simply attending the meeting will not, by itself, revoke your proxy. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Annual Meeting. In the absence of a legal proxy issued by the record holder of your shares, your vote in person at the Annual Meeting will not be effective. If you do not vote in person at the Annual Meeting or submit voting instructions to your broker, your broker may still be permitted to vote your shares on routine matters; the election of directors is not a routine matter, but the ratification of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm is a routine matter.

Voting by Telephone or through the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

NovaBay will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

At the discretion of management, we may retain a professional firm of proxy solicitors to assist in the solicitation of proxies, although we do not currently expect to retain such a firm.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified board of directors consisting of three (3) classes of directors, each serving staggered three (3)-year terms. As a result, a portion of our Board will be elected each year. Our Board currently consists of eight (8) persons. Dr. Dailley and Mr. Tufts have been designated Class I directors whose terms expire at this Annual Meeting. Mr. Cashion, Mr. Wicks and Dr. McPherson have been designated Class II directors whose terms expire at the 2012 Annual Meeting of Stockholders. Mr. Freiman, Ms. Maderis and Dr. Najafi have been designated Class III directors whose terms expire at the 2013 Annual Meeting of Stockholders. The class whose term of office expires at this Annual Meeting currently consists of two (2) directors.

Our Board selected and approved Anthony Dailley and Robert R. Tufts as nominees for election in the class being elected at this Annual Meeting to serve for a term of three (3) years, expiring at the 2014 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the current nominees was elected to the Board by our stockholders.

Each nominee for election is currently a member of our Board and has agreed to serve if elected. Management has no reason to believe any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Stockholder Approval

The two (2) nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be elected as directors.

Recommendation of Our Board of Directors

For the reasons described in this Proxy Statement, our Board of Directors recommends unanimously that you vote “FOR” the Class I director nominees listed below.

 Directors and Nominees

The names of our directors and nominees, their ages and positions with us as of March 31, 2011, and biographical information about them, are as follows:

Name	Age	Current Position(s)
Ramin (“Ron”) Najafi, Ph.D.	52	Chairman of the Board, Chief Executive Officer and President
Charles J. Cashion(1)	60	Director
Anthony Dailley, D.D.S.(2)(3)	56	Director
Paul E. Freiman(1)(2)	76	Director
Gail Maderis (1)(2)	53	Director
T. Alex McPherson, M.D., Ph.D.(3)	72	Lead Independent Director, Director
Robert R. Tufts(1)(3)	77	Director
Tony D.S. Wicks(2)	72	Director
————————
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

 Class I Director Nominees

Anthony Dailley, D.D.S. has served as a director of NovaBay Pharmaceuticals, Inc. since May 2002. Dr. Dailley has been involved in a number of start-up companies, including serving as a director of NovaCal, Pharmaceuticals, LLC (“NovaCal LLC”)   from January 2000 to May 2002. We acquired all of the assets of NovaCal LLC in July 2002. Dr. Dailley currently serves as the president of Breathcare, a specialty dental practice which he founded in 2000. From 1995 to 2000, he was the treasurer and a member of the board of directors of Indicator Technologies, Inc., a medical device company in California, and from 1985 to 1986 was a co-owner of 1-800-DENTIST, a dentist referral service he co-founded. Dr. Dailley received his B.S. in cell and molecular biology from San Francisco State University and his dental degree from the University of the Pacific School of Dentistry in San Francisco, where he also taught for a number of years. The Board believes Dr. Dailley’s more than 14 years of management experience in the health, fitness and wellness industry brings valuable industry expertise to the Board.

Robert R. Tufts has served as a director of NovaBay Pharmaceuticals, Inc. since May 2002. He also served as a director of NovaCal LLC from February 2001 to May 2002. Mr. Tufts is a founding law partner of Tufts Stephenson & Kasper, LLP, which he formed in April 1999, and was formerly a partner with Jackson Tufts Cole and Black, LLP for over 35 years. He specializes in corporate representation for start-up and emerging businesses, business financings, mergers and acquisitions, and in corporate taxation. Mr. Tufts received his B.A. in history from New York University and received his law degree from Harvard Law School. Mr. Tufts was a legal advisor to NovaBay from 2002 to 2007 and is the author of various legal publications. The Board believes Mr. Tufts’ experience in corporate law and corporate governance brings valuable expertise to the Board.

 Directors Whose Terms Continue

Class II Directors – Terms Expiring at the 2012 Annual Meeting

Charles J. Cashion, M.B.A. has served as a director since November 2005. Mr. Cashion currently serves as the Senior Vice President and Chief Financial Officer of Conatus Pharmaceuticals Inc., a biotechnology start-up company focused in liver disease and oncology, which he co-founded with other senior management of Idun Pharmaceuticals, Inc. following the sale of Idun to Pfizer, Inc. in July 2005. From 2001 to July 2005, Mr. Cashion was the Executive Vice President, Chief Financial Officer and Secretary of Idun. Mr. Cashion’s prior experience also includes serving as the Senior Vice President, Chief Financial Officer and Secretary of Quidel Corporation, a publicly owned, medical diagnostics company, and as the Senior Vice President, Finance, Chief Financial Officer, Secretary, and Treasurer of The Immune Response Corporation, a publicly owned biopharmaceutical company. Mr. Cashion currently serves as a member of the Board of Directors of American Life Science Pharmaceuticals, Inc., iDiverse Inc. and Ridge Diagnostics, Inc.  Mr. Cashion received his B.S. in accounting and an M.B.A. in finance from Northern Illinois University.  The Board believes Mr. Cashion’s extensive knowledge of finance and accounting and his experience as a chief financial officer bring valuable skills and expertise to the Board.

T. Alex McPherson, M.D., Ph.D. has served as a director of NovaBay Pharmaceuticals, Inc. since July 2006 and was appointed as the Lead Independent Director on January 1, 2010.  Dr. McPherson was president and chief executive officer of Biomira, Inc., a biotechnology company specializing in the development of products for the treatment of cancer, from 1991 until his retirement in May 2006. Biomira was recently renamed Oncothyreon and reincorporated in the U.S. (NASDAQ: ONTY). He is a Fellow of the Australasian, Canadian and American Colleges of Physicians and is a past President of both the Alberta and Canadian Medical Associations. Dr. McPherson is a Professor Emeritus, the Faculty of Medicine of the University of Alberta, and was Deputy Minister of the Alberta Ministry of Hospitals and Medical Care and the Deputy Commissioner and Executive Director of the Premier’s Commission on Future Health Care for Albertans (The Rainbow Report). He also served on the board of directors of Carrington Laboratories, Inc. until 2009. Dr. McPherson received his M.D. from the University of Alberta and his Ph.D. from the University of Melbourne. The Board believes Dr. McPherson’s medical background, international industry expertise and his experience in public service bring valuable skills to the Board.

            Tony D.S. Wicks has served as a director of NovaBay Pharmaceuticals, Inc. since May 2002. He also served as a director of NovaCal LLC from March 2001 to May 2002. Mr. Wicks was the chief executive officer of American Resource Corporation, Inc., a public company in the mining industry with activities in North and South America from 1986 to 1995.  Prior to that, he was a managing director and board member of London-based companies Guthrie Corporation PLC, GPG International PLC (part of the Guinness group) and United City Merchants PLC. Since 1995, Mr. Wicks has been pursuing private investments, venture work and participating in property investments. Mr. Wicks received his H.N.C. in electrical engineering from Essex Polytechnic. The Board believes Mr. Wicks’ chief executive officer experience brings valuable leadership skills and managerial expertise to the Board. In addition, due to his Board service since 2001, Mr. Wicks has extensive historical knowledge about NovaBay and provides valuable Board continuity.

Class III Directors -– Terms Expiring at the 2013 Annual Meeting

 Paul E. Freiman has served as a director of NovaBay Pharmaceuticals, Inc. since May 2002. He also served as a director of NovaCal LLC from May 2001 to May 2002. Since January 2009, Mr. Freiman has been an independent pharmaceutical professional and consultant. Mr. Freiman’s prior experience includes serving as the president and chief executive officer of Neurobiological Technologies, Inc. (OTC: NTII) and a member of its board of directors from April 1997 until December 2008. Mr. Freiman’s prior experience also includes serving as the former chairman and chief executive officer of Syntex Corporation from 1990 to 1995, which was sold to The Roche Group for $5.3 billion during his tenure. He is credited with much of the marketing success of Syntex's lead product, Naprosyn, and was responsible for moving the product to over-the-counter status, marketed as Aleve. Mr. Freiman served as chairman of Penwest Pharmaceutical Co. (NASDAQ: PPCO) until 2010, currently serves on the board of directors of Otsuka American Pharmaceuticals, Inc. and Otsuka America, Inc., and served on the board of directors of NeoPharm, Inc. (NASDAQCM: NEOL) until 2010 and Calypte Biomedical Corporation (OTC: CBMC) until September 2009. Mr. Freiman received a B.S. in pharmacy from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.  The Board considers Mr. Freiman’s experience guiding Syntex through an acquisition to be an asset to the Board and believes that Mr. Freiman’s prior experiences as a chief executive officer of pharmaceutical companies gives him operational and industry expertise and leadership skills that are important to our Board. In addition, having spent nearly nine years as one of our directors, Mr. Freiman has extensive historical knowledge about NovaBay and provides valuable Board continuity.

            Gail Maderis has served as a director of NovaBay Pharmaceuticals, Inc. since October 2010.  She currently serves as President and CEO of BayBio, an independent, non-profit trade association serving the life sciences industry in Northern California. Ms. Maderis was previously President and CEO of FivePrime Therapeutics, Inc., a biotechnology company focused on the discovery and development of innovative protein and antibody drugs, and prior to that, held general management positions at Genzyme Corporation, including founder and president of Genzyme Molecular Oncology, a publicly traded division of Genzyme, and corporate vice president of Genzyme Corporation. Ms. Maderis has been a member of several private company boards, and currently serves on The Mayor's Biotech Advisory Council of San Francisco, as well as the HBS Healthcare Initiative board. Ms. Maderis received a B.S. degree in business from the University of California at Berkeley and an M.B.A. from Harvard Business School.  The Board considers Ms. Maderis’ prior experience as CEO of FivePrime Therapeutics, Inc. and as a senior executive of Genzyme Corporation gives her operational and industry experience and leadership skills, and through her experience, she has acquired an extensive network of contacts related to financing, partnering and support services for the industry, that are important to our Board.  In addition, the Board believes Ms. Maderis’ experience as CEO of BayBio to be an asset to the Board; as CEO of BayBio, Ms. Maderis has visibility into business and policy trends that impact the biopharma industry.

Ramin (“Ron”) Najafi, Ph.D. has served as the chairman of the board and president since July 2002, and as the chief executive officer of NovaBay Pharmaceuticals, Inc. since November 2004. Prior to joining us, from January 2000 to June 2002, Dr. Najafi served in various management positions with NovaCal LLC, including as chairman of the board from January 2000 to June 2002, as president and chief scientific officer from February 2002 to June 2002 and as chief executive officer from January 2000 to February 2002. Dr. Najafi received his B.S. and M.S. degrees in chemistry from the University of San Francisco and a Ph.D. in organic chemistry from the University of California at Davis. Prior to joining NovaBay, Dr. Najafi held senior management and leadership roles at companies including Applied Biosystems, Rhone Poulenc Rorer (now Sanofi-Aventis), Aldrich Chemical and California Pacific Labs, Inc. where he was president and chief executive officer. The Board believes Dr. Najafi’s historical knowledge of NovaBay, his senior management experience and his scientific expertise bring valuable leadership skills and industry expertise to the Board.

Family Relationships

There are no family relationships among any of our directors, executive officers or director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Corporate Governance section of our website at www.novabaypharma.com. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics and Business Conduct required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website.

Director Independence

Our Board has determined that each of its members, other than Dr. Najafi, our chief executive officer, satisfies the requirements for “independence” as defined in the NYSE Amex Company Guide.

Board Committees and Meetings

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Corporate Governance section of our website at www.novabaypharma.com.

During the year ended December 31, 2010, the Board and the various committees of the Board held the following number of meetings: Board of Directors—twelve; Audit Committee—four; Compensation Committee—seven; and Nominating and Corporate Governance Committee—four. During 2010, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors while he or she was serving on such committee.

The independent directors meet at each regularly scheduled Board meeting in executive session. These executive session meetings are chaired by the lead director. Following each such meeting, the lead director has a discussion with Dr. Najafi, the Chairman of the Board and the Chief Executive Officer, regarding the executive session meeting.  The lead director establishes the agenda for each executive session meeting of independent directors, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting.

 Audit Committee. Our 2010 Audit Committee consisted of Dr. Harry Hixson (until August 2010), Mr. Cashion, Mr. Freiman, Ms. Maderis (appointed in October 2010) and Mr. Tufts. Mr. Cashion is the chairman of the Audit Committee. Our Board has determined that each member of the Audit Committee is independent, as defined in the NYSE Amex Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Cashion qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	engaging and determining the compensation of our independent auditors and oversight of the work of our independent auditors;

•
reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board for approval and to authorize action; and

•	administering and discussing with management and our independent auditors our Code of Ethics and Business Conduct.

Both our independent auditors and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

Compensation Committee. Our 2010 Compensation Committee consisted of Mr. Wicks, Mr. Freiman, Dr. Dailley, Dr. Hixson (until August 2010) and Ms. Maderis (appointed in October 2010). Mr. Wicks is the chairman of our Compensation Committee. Our Board has determined that each member of the Compensation Committee is independent, as defined in the NYSE Amex Company Guide. The functions and scope of authority of this committee include:

•
reviewing and, as it deems appropriate, recommending to our Board, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans; and

•	reviewing and approving executive officer and director indemnification and insurance matters.

The Compensation Committee may delegate its authority to act to subcommittees of the Compensation Committee, as set forth in its charter, but has not done so historically.

Decisions regarding executive compensation are ultimately determined by the Compensation Committee, which reviews a number of factors in its decisions, including market information about the compensation of executive officers at similar-sized biotechnology companies within our geographic region, or peer group companies, and recommendations from our chief executive officer and chief financial officer. Additionally, our management subscribes to the Radford Life Science Compensation Survey (the “Compensation Survey”), from which we collect data for base salary, target annual bonuses and equity compensation for various positions at our peer group companies. The market data is used as a guide, against which the Compensation Committee evaluates the compensation of each of the named executive officers in light of the executive’s scope of responsibility, expertise and business knowledge. In 2010, the Compensation Committee engaged consultants from Radford to advise it on various compensation-related matters. The Compensation Committee asked Radford to conduct a detailed review of the compensation of the top four executives covering salary, bonus and equity.  Radford presented its findings and recommendations at the December 2010 Compensation Committee meeting.

In addition to helping the Compensation Committee review the Compensation Survey data, the Radford consultant participated in meetings of the Compensation Committee to advise it about equity compensation matters and helped the Compensation Committee develop a list of peer group companies for the Compensation Committee to use in establishing benchmarks for executive officer cash and equity compensation. The chief executive officer and chief financial officer attend all meetings of the Compensation Committee except where their respective compensation packages are being discussed and participate in Compensation Committee discussions setting compensation of other officers and employees. This process allows the Compensation Committee to set compensation at levels it believes are appropriate to retain and motivate our named executive officers.

Future decisions regarding executive compensation will continue to be the responsibility of our Compensation Committee. In 2011, the Compensation Committee plans to review the salaries of our named executive officers to evaluate the competitiveness of our executive compensation and to determine whether the total compensation paid to each of our named executive officers was reasonable in the aggregate. The Compensation Committee will review Radford Consulting salary data and compare existing executive salaries with data of companies in the life sciences industry with 50 employees or less.

Outside director compensation is determined by the entire Board after review and approval by the Compensation Committee. In November 2009, the Compensation Committee requested the assistance of Radford to assess the competitiveness of its Board of Directors compensation program and to provide recommendations to better align the program with peer practices.  Radford used specific market data from the most recent proxy filings for NovaBay’s recently approved peer companies to perform this analysis.  Based on the assessment and discussion with the Compensation Committee, Radford proposed an outside director compensation program.  The Radford-proposed outside director compensation program was adopted by the Compensation Committee and approved by the Board in December 2009, effective on January 1, 2010 to continue until December 31, 2011.  The current outside director compensation program is described under the caption “Director Compensation” below.

Nominating and Corporate Governance Committee. Our 2010 Nominating and Corporate Governance Committee consisted of Dr. Dailley, Mr. Tufts and Dr. McPherson. Dr. McPherson is the chairman of our Nominating and Corporate Governance Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined in the NYSE Amex Company Guide. The functions of this committee include:

•	identifying qualified candidates to become members of our Board;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies on our Board;

•	developing and recommending to our Board our corporate governance guidelines;

•	overseeing the evaluation of our Board; and

•
reviewing and assisting the Board in developing succession plans for the Chief Executive Officer (CEO), and ensure that a qualified successor to NovaBay’s Chief Executive Officer is at all times identified, in the event of an emergency or the retirement of the Chief Executive Officer.

In connection with its recommendations regarding the composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. These factors, and others deemed appropriate by the Nominating and Corporate Governance Committee in contributing to our Board’s heterogeneity, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The Nominating and Corporate Governance Committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the Nominating and Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates. The Board strives to achieve a membership of qualified individuals with a mix of qualities that best serve the company’s needs.  Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee consults with the Board to determine the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time.  In order to identify the best candidates for the Board’s needs, the Nominating and Corporate Governance Committee considers the following as the minimum qualifications a nominee must have:

•	Experience at a strategic or policymaking level in a business, government, non-profit or academic organization;
•	Be highly accomplished in his or her respective field, with superior credentials and recognition;
•	Be well regarded in the community and possess a long-term reputation for the highest ethical and moral standards;
•	Sufficient time and availability to devote to the affairs of the company, particularly in light of the number of boards on which the nominee may serve;
•	Be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and
•	To the extent such nominee serves or has previously served on other boards, a demonstrated history of actively contributing at board meetings.

The Nominating Committee also considers industry experience or qualifications, such as generic, brand or biotech experience, general management or financial experience, and diverse experience in business, education, government, law, technology, regulatory compliance, medicine and science.  When considering candidates for election (or re-election) to the Board, the Nominating Committee considers the entirety of a candidate’s credentials and background in addition to the specific minimum qualifications outlined above.  Moreover, the members of the Nominating Committee believe that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflicts of interest that interfere with his or her performance as a director.

The Board however, considered diversity in the selection of the new Board member replacing Harry Hixson in October 2010, when it selected Ms. Gail Maderis as the new Board member.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement, as described in our bylaws and are received within the timeframe required under the caption “Deadline for Receipt of Stockholder Proposals or Nominations” below.   Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (1) the name and address of each Proponent, as they appear on the corporation’s books; (2) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (3) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (4) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;  (5) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees; (6) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (7) a description of all Derivative Transactions (any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

The Nominating and Corporate Governance Committee evaluates each candidate, including Board incumbents, based on the same criteria.  After a candidate has been contacted and agrees to be considered as a nominee, the Nominating and Corporate Governance Committee will review the candidate’s resume and other credentials and evaluate the expertise and experience that the candidate would provide to the Board and the company.

Any potential candidates for director nominees, including candidates recommended by stockholders, are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Committee considers such factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee reviews directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. The Committee also determines whether the nominee would be independent, which determination is based upon applicable NYSE Amex listing standards and applicable SEC rules and regulations. The Committee then compiles a list of potential candidates from suggestions it may receive.  The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates as it deems appropriate. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting. Each of the director nominees standing for election at this Annual Meeting is a current director of NovaBay.

Other Board Matters

Board Leadership Structure. Since the roles of NovaBay’s chief executive officer and chairman of the board are assumed by one person, our Board determined that it was appropriate to have a lead independent director and, effective January 1, 2010, the Board nominated Dr. McPherson as its lead independent director. As lead independent director, Dr. McPherson presides at all Board meetings when the chairman is not present, including executive sessions of the Board’s independent directors; acts as a liaison to stockholders who request direct communication with the Board; consults with the chairman in setting the agenda for Board meetings and with the chairman and chief executive officer on matters relating to corporate governance and Board performance; and performs such other duties as the Board may delegate to him from time to time.

Board’s Role in Risk Oversight. One of the Board’s key functions is informed oversight of NovaBay’s risk management process. The Board does not have a formal risk management committee, but rather administers this oversight function through various standing committees of the Board that address risks inherent in their respective areas of oversight. Our Audit Committee is responsible for considering and discussing financial and enterprise risk exposures, including internal controls, and discusses with management, and the independent registered public accountants, our policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. In addition, under our whistleblower policy, employees wishing to report concerns or complaints they have related to accounting, auditing and internal controls submit such concerns in confidence, or anonymously if desired, to an outside administrator who forwards complaints to our Audit Committee chairman. Our Audit Committee monitors the effectiveness of the whistleblower policy. Our Nominating and Corporate Governance Committee monitors the effectiveness of our compliance and ethics policies, including whether they are successful in preventing illegal or improper liability-creating conduct, and our compliance with legal and regulatory requirements.

Annual Meeting Attendance. We do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. In 2010, all of our eight directors attended the 2010 Annual Meeting of Stockholders.

Stockholder Communications to the Board

Our Board has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our chief executive officer (“CEO”), Ron Najafi, at 5980 Horton Street, Suite 550, Emeryville, California 94608. The name of any specific intended Board recipient should be noted in the communication. Our CEO will be responsible primarily for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.

 PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected Odenberg, Ullakko, Muranishi & Co. LLP (“OUM” or “OUM & Co. LLP”) as our independent auditors for the fiscal year ending December 31, 2011. We are asking the stockholders to ratify the selection by the Audit Committee of OUM & Co. LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2011 and to perform other appropriate services. Stockholder ratification of the selection of OUM & Co. LLP as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee feels that such a change would be in our best interests and our stockholders’ best interests.

A representative of OUM & Co. LLP is expected to be present at the Annual Meeting and will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2009 and 2010 by Davidson & Company LLP (“Davidson”) and OUM & Co. LLP respectively, our independent registered public accounting firm for such years:

	2010	2009
Audit Fees	$88,045	$152,460
Audit-Related Fees	―	―
Tax Fees	―	―
All Other Fees	―	―
Total Fees	$88,045	$152,460

Audit Fees. Audit fees consisted of fees billed by Davidson and OUM for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements. Fees for 2009 included fees associated with the review of registration statements on Form S-3 and Form S-8.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by Davidson, OUM or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services instead may be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by Davidson and OUM for the fiscal years ended December 31, 2009 and 2010.

 Stockholder Approval

To approve the ratification of the appointment by our Audit Committee of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, “FOR” votes must be obtained from a majority of the shares present and entitled to vote at the Annual Meeting.  Abstentions will have the same effect as “AGAINST” votes.

Change in Independent Registered Public Accounting Firm

Previous Independent Registered Public Accounting Firm

On April 2, 2010, NovaBay notified its independent registered public accounting firm, Davidson & Company LLP, of its decision to dismiss Davidson & Company LLP as NovaBay’s independent registered public accounting firm effective as of April 1, 2010. The decision to change independent registered public accounting firms was approved by NovaBay’s Audit Committee in an action by unanimous written consent dated April 1, 2010.

The reports of Davidson & Company LLP on NovaBay’s financial statements as of and for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2009 and 2008 and through April 1, 2010, the date of Davidson & Company LLP’s dismissal, there were no disagreements with Davidson & Company LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Davidson & Company LLP, would have caused Davidson & Company LLP to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such period.

During the years ended December 31, 2009 and 2008, and through April 1, 2010, the date of Davidson & Company LLP’s dismissal, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

New Independent Registered Public Accounting Firm

On April 2, 2010, NovaBay engaged OUM & Co. LLP as its new independent registered public accounting firm, effective immediately. The decision to engage OUM & Co. LLP as NovaBay’s independent registered public accounting firm was approved by NovaBay’s Audit Committee in an action by unanimous written consent dated April 1, 2010. During the years ended December 31, 2009 and 2008, and through April 2, 2010, the date of OUM & Co. LLP’s engagement, NovaBay did not consult with OUM Co. LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Recommendation of Our Board of Directors

Our Board of Directors recommends unanimously that you vote “FOR” the ratification of the selection of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audited consolidated financial statements of NovaBay Pharmaceuticals, Inc. for the fiscal year ended December 31, 2010 included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements of NovaBay for the fiscal year ended December 31, 2010 with NovaBay’s management. The Audit Committee has discussed with NovaBay’s independent registered public accounting firm, OUM and Co. LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T .

The Audit Committee has received the written disclosures and the letter from OUM and Co. LLP required by applicable requirements of the PCAOB regarding OUM and Co. LLP’s communications with the Audit Committee concerning independence, and has discussed with OUM and Co. LLP the independence of OUM and Co. LLP.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to NovaBay’s Board of Directors that the audited financial statements be included in NovaBay’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Charles J. Cashion Paul E. Freiman Gail Maderis Robert R. Tufts

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our executive officers as of March 31, 2011.

Name	Age	Current Position(s)
Ramin (“Ron”) Najafi, Ph.D.	52	Chairman of the Board, Chief Executive Officer and President
Thomas J. Paulson. M.B.A.	64	Chief Financial Officer, Secretary and Treasurer
Behzad Khosrovi, M.A., Ph.D.	67	Chief Alliance Officer and SVP for Product Development
Mark Anderson, Ph.D.	53	Chief Scientific Officer
Roy Wu, M.B.A.	57	Senior Vice President, Business & Corporate Development

The following is certain biographical information regarding our executive officers. The biography of Dr. Najafi appears earlier in this proxy statement. See “Directors and Nominees” in Proposal One above.

Thomas J. Paulson, M.B.A. has served as our chief financial officer, secretary and treasurer since January 2008. Prior to joining NovaBay, Mr. Paulson was a partner at Tatum LLC, an executive services and consulting firm which he joined in April 2007, where his job was focused primarily on business development, and the president and chief executive officer of The Paulson Group, a management consulting company whose clients included high-technology and biotechnology companies, which he founded in February 2006 and was responsible for all aspects of its business. Tatum is a management consulting firm providing “C” level interim professionals to private and public companies.  Immediately prior to forming the consulting firm, Mr. Paulson was vice president-finance, chief financial officer and secretary of Avigen, Inc., then a publicly traded biopharmaceutical company focused on unique and small molecule therapeutics and biologics, from 1996 to January 2006. As Avigen’s chief financial officer, Mr. Paulson was responsible for managing a staff of ten (10) people and oversaw the finance, accounting and human resources department. He also was a member of Avigen’s executive committee. From 1989 to 1994, Mr. Paulson served as chief financial officer, secretary and treasurer of Neurogen Corporation, a publicly traded development stage biotechnology company and held senior management positions at Ciba-Corning Diagnostics, Quidel Corporation and Abbot Laboratories. Mr. Paulson received a B.A. in Business Administration from Loyola University in Chicago and an M.B.A. from the University of Chicago.

Behzad Khosrovi, M.A., Ph.D. has served as our chief alliance officer and senior vice president for product development since September 2009 and as our vice president, research & development from November 2003 to August 2009. Prior to joining NovaBay, Dr. Khosrovi was an independent consultant for various biotechnology companies from 1998 to 2002.  Dr. Khosrovi’s experience also includes serving as vice president of product development for Neurobiological Technologies, Inc. from 1992 to 1998.  He has also held various roles in escalating responsibility at Cetus Corp. from 1976 to 1990, where he was ultimately vice president of product development.  Dr. Khosrovi received an M.A. in natural science from Cambridge University and a Ph.D. in applied microbiology and biochemical engineering from Manchester University.

Mark Anderson, Ph.D. has served as our chief scientific officer since October 2009. Prior to joining NovaBay, Dr. Anderson was the chief scientific officer at Biotech Pharma Solutions (“BPS”), a position he held from June to October 2009.  In the role as a consulting CSO in multiple therapeutic areas, Dr. Anderson was responsible for:  advancing BPS's product pipeline; setting and managing the scientific and technical direction; IND track development of all invented, existing or anticipated products in the pipeline; formulation strategies; leading international and U.S. collaborations; advising the board and management on the scientific vision and direction of BPS; and for the professional development of the science and staff.  Dr. Anderson’s prior experience also includes serving as the vice president of chemistry at Myriad Genetics/Myriad Pharmaceuticals from December 2003 to March 2009, where he shared management responsibilities for the site as a member of the senior scientific staff.  At Myriad he provided experienced leadership for all aspects of chemistry and the drug discovery process, gave opinions on in-license opportunities and was a member of the joint collaborative research committees.  Dr. Anderson’s experience also includes serving as senior director at Elitra Pharmaceuticals from June 2002 to November 2003 and associate director of medicinal chemistry at Pfizer La Jolla Labs/Agouron Pharmaceuticals from October 1997 to June 2002. Dr. Anderson earned his doctorate degree from Purdue University and was a postdoctoral fellow at Harvard University in the Department of Chemistry and Chemical Biology and completed his training in pathology with the University of Massachusetts. He earned a B.S. degree in chemistry from the University of Minnesota. Dr. Anderson’s expertise over the years has produced intellectual properties resulting in over 100 U.S. and international patents and patents pending across an expanse of novel therapeutic area.  Dr. Anderson has over 50 peer reviewed publications in his field and is in the process of publishing a book on pharmaceutical management techniques.

Roy Wu, M.B.A. has served as our senior vice president for business and corporate development since July 2009. Prior to joining NovaBay, Mr. Wu was the vice president of business development at Genelabs Technologies, Inc. from 2001 to 2009, where he was responsible for all business development and licensing activities, including search, evaluation, and contract negotiations for all in- and out-license transactions, as well as alliance management and assisting in corporate financing activities. At Genelabs, Mr. Wu completed numerous licensing agreements and research collaborations with companies including Novartis, Gilead Sciences, Tanabe Seiyaku and Affymetrix.  Mr. Wu’s prior experience also includes serving as the vice president of Kissei Pharma USA Inc., from 1999 to 2001, where he also was responsible for clinical development, regulatory affairs and business development, director of business development at Quintiles-BRI from 1995 to 1997 and 16 years at Syntex Corporation (“Syntex”), where he started as a chemist and was consistently promoted until he became the director of research & development and program planning & management, Japan. Mr. Wu received an M.B.A. in international finance from the University of San Francisco, School of Business and a B.A. in biology from the University of San Francisco.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2009 and 2010 by (i) our chief executive officer, (ii) our chief financial officer , and (iii) our chief alliance officer and senior vice president, for product development, each of whom were serving as executive officers in 2010. The officers listed below are collectively referred to as the “Named Executive Officers” in this proxy statement.

Name	Fiscal Year	Salary	Bonus	Option Awards $		All Other Compensation $(2)	Total
Ramin (“Ron”) Najafi, Ph.D.	2010	$336,324	$56,298	$185,900	(1)	$26,899	$605,421
Chairman, CEO and President	2009	$356,000	$133,856	$152,049	(1)	$12,886	$654,791

Thomas J. Paulson, M.B.A.	2010	$256,094	$32,018	$100,100	(1)	$5,741	$393,953
Chief Financial Officer, Secretary and Treasurer	2009	$250,000	$72,900	$79,195	(1)	$22,371	$424,466

Behzad Khosrovi, M.A., Ph.D.	2010	$243,800	$30,721	$57,200	(1)	$16,443	$348,164
Chief Alliance Officer	2009	$238,000	$69,401	$62,753	(1)	$20,957	$391,111
and SVP for Product Development

(1)
These amounts are not cash compensation, but represent the aggregate fair value of stock option grants received by our Named Executive Officers. The aggregate fair value is computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures related to service-based vesting conditions. See Note 9 to our consolidated financial statements in our annual report for the year ended December 31, 2010 (the “Annual Report”) regarding assumptions underlying valuation of equity awards.

(2)	These amounts represent cash compensation for accrued and unused vacation leave entitlements and life insurance payments premiums.

In 2010 and 2009, our Named Executive Officers were awarded stock options under our 2007 Omnibus Incentive Plan at an exercise price per share equal to the closing sales price of our common stock on the NYSE Amex on the date of the grant. These options are not exercisable until vested, and vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 12 equal installments thereafter upon the completion of three (3) months beginning the first anniversary date (November 15, 2011 with respect to the options granted in 2010).  The numbers of shares subject to those grants are set forth in the table below under “Outstanding Equity Awards at Fiscal Year-End” with option expiration dates in 2019 for grants made in 2009, and option expiration dates in 2020 for grants made in 2010.

2010 Cash Bonus Incentives

The NovaBay Board of Directors (the “Board”) upon the recommendation of the Compensation Committee, established cash bonus payments for the 2010 fiscal year to be paid to the Named Executive Officers with respect to the performance of NovaBay and such officers for the fiscal year ended December 31, 2010.  The bonus payments were based on the subjective assessment by the Compensation Committee of the achievement of NovaBay’s corporate performance objectives for 2010 and, for the Named Executive Officers other than Dr. Najafi, individual performance goals for 2010. For Dr. Najafi, the 2010 bonus was intended to be calculated as 40% of base salary multiplied by corporate performance.  For each of Mr. Paulson and Dr. Khosrovi, the 2010 bonus was intended to be calculated as 30% of base salary multiplied by the sum of (a) 0.8 x Corporate Performance)  plus (b) 0.2 x Individual Performance Multiplier.

“Corporate Performance” is the percentage determined by adding corporate performance against established goals with respect to research and development (50%), alliance management (25%), new partnerships (15%), and financial performance (10%).  Within each category set forth above:  if a minimum “threshold” is not achieved with respect to the category, 0% of the percentage with respect to that category is assigned; if a minimum “threshold” is achieved with respect to the category, 50% of the percentage with respect to that category is assigned;  if the “target” performance is achieved with respect to the category, 100% of the percentage with respect to that category is assigned; and if “stretch” performance is achieved with respect to the category, 125% of the percentage with respect to that category is assigned.  The resulting percentages are then added together which results in the Corporate Performance value.  The Corporate performance for 2010 was determined to be 80%.

“Individual Performance Multiplier” is the percentage determined by the assessment of individual performance, the results of which will result in an Individual Performance Multiplier of 125% (outstanding performance, exceeding objectives), 100% (excellent performance, meeting or exceeding objectives), 75% (acceptable performance, meeting most objectives) or 0% (less than acceptable performance).

The amount and timing of award payments is at the discretion of the Compensation Committee, and the Compensation Committee can modify the amount of the bonus pool at its discretion, and may defer or cancel awards at its discretion.

The Compensation Committee and the Board determined that Mr. Paulson achieved 112% of the individual component of his target bonus consisting of  increase cash reserves through excellent financial management, and successful management of investor and public relations; and that Dr. Khosrovi achieved 112%% of the individual component of his target bonus consisting of management of relationships with major partners, Alcon Inc. and Galderma S.A., and ensuring  priority and initiating studies in 2010 for urinary catheter blockage and encrustation (UCBE). Given the large expenses anticipated in 2011, the Compensation Committee, with the support of management, determined to grant bonuses at 35% of the calculated bonuses.

2009 Cash Bonus Incentives

The Board upon the recommendation of the Compensation Committee, established cash bonus payments for the 2009 fiscal year to be paid to the Named Executive Officers with respect to the performance of NovaBay and such officers for the fiscal year ended December 31, 2009. The bonus payments were based on the subjective assessment by the Compensation Committee of the achievement of NovaBay’s corporate performance objectives for 2009 and, for the Named Executive Officers other than Dr. Najafi, individual performance goals for 2009. The corporate performance objectives included (i) the advancement of NovaBay’s clinical development programs, (ii) the establishment and advancement of corporate collaborations, (iii) the timely advancement and expansion of pre-clinical studies, and (iv) the completion of certain corporate development and financial objectives.  Under the terms of NovaBay’s bonus arrangements, the Named Executive Officers are eligible to receive a bonus ranging from zero to 125% of their target bonus based on achievement of corporate and, other than Dr. Najafi, individual performance goals for 2009. The target bonus for Dr. Najafi, NovaBay’s chairman and chief executive officer, for 2009 was equal to 40% of his base salary, 100% of which was based on the Compensation Committee’s subjective assessment of the achievement of NovaBay’s corporate performance objectives for 2009. The total target bonus for the other Named Executive Officers was 30% of their respective base salaries, with 80% based on Compensation Committee’s subjective assessment of the achievement of NovaBay’s corporate performance objectives for 2009, and 20% based on the Compensation Committee’s subjective assessment of the achievement of individual goals. The bonus payments with respect to NovaBay’s corporate performance objectives were based on the subjective assessment by the Compensation Committee and the Board of Directors that the achievement of NovaBay’s corporate performance objectives for the year was 94%. The Compensation Committee and the Board determined that Mr. Paulson achieved 110% of the individual component of his target bonus consisting of  increase cash reserves through equity fund raising, successful SOX compliance implementation and recruitment of Harry Hixson to the Board; and that Dr. Khosrovi achieved 110% of the individual component of his target bonus consisting of management of relationships with major partners, Alcon Inc. and Galderma S.A., and ensuring  priority and initiating studies in 2009 for impetigo and CVC line indications.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2010. Stock options were granted pursuant to our 2002 Stock Option Plan (“2002 Plan”) and 2005 Stock Option Plan (“2005 Plan”) prior to our initial public offering in October 2007 and pursuant to our 2007 Omnibus Incentive Plan (“2007 Plan”) thereafter. All options granted under our 2002 Plan and 2005 Plan were immediately exercisable and, except as otherwise noted below, vest as to 25% of the shares underlying the grant on the first anniversary of the grant date, with the remainder vesting in 12 equal quarterly installments thereafter over the three-year period following the first anniversary of the date of grant. The options granted under our 2007 Plan are not exercisable until they have vested, and vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 12 equal installments thereafter upon the completion of three (3) months beginning the first anniversary of the grant date.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Ramin (“Ron”) Najafi, Ph.D.	101,563 36,563 34,213 12,500	23,437 (2) 28,437 (4) 43,987 (5) 37,500 (6) 130,000 (7)	$ 3.56 $ 1.95 $ 1.56 $ 1.75 $1.885	12/13/17 09/05/18 01/28/19 10/06/19 11/15/20

Thomas J. Paulson	137,500 24,975 11,638 9,525	62,500 (3) 19,425 (4) 14,962 (5) 28,575 (6) 70,000 (7)	$ 3.80 $ 1.95 $ 1.56 $ 1.75 $1.885	01/13/18 09/05/18 01/28/19 10/06/19 11/15/20

Behzad Khosrovi, Ph.D.	200,000 30,469 19,913 9,319 7,500	― (8) 7,031 (2) 15,487 (4) 11,981 (5) 22,500 (6) 40,000 (7)	$ 0.30 $ 3.56 $ 1.95 $ 1.56 $ 1.75 $1.885	01/29/14 12/13/17 09/05/18 01/28/19 10/06/19 11/15/20
————————

(1)
Except as otherwise noted, twenty-five percent (25%) of the total number of shares subject to the option vest and become exercisable upon the first anniversary of the date of grant and the balance of the option shares vest and become exercisable in a series of 12 equal installments upon the completion of each three months starting on the third month after the first anniversary of the date of grant.  Footnotes below relate to both the exercisable and unexercisable portion of the option grant on that line.

(2)	The date of the grant was December 14, 2007.

(3)	The date of the grant was January 14, 2008.

(4)	The date of the grant was September 5, 2008.

(5)	The date of the grant was January 28, 2009.

(6)	The date of the grant was October 6, 2009.

(7)	The date of the grant was November 15, 2010.

(8)
This option was granted on January 30, 2004, was vested as to 25% of the shares on the date of grant, with the remainder to vest upon reaching certain company milestones.  This option was fully vested on December 31, 2009.

Employment Contracts and Termination of Employment and Change of Control Arrangements

We entered into a five-year employment agreement, effective as of January 2007, with each of Dr. Khosrovi and Dr. Najafi. Pursuant to the terms of these agreements, the annual salaries for these officers will be at least $208,125 for Dr. Khosrovi and $320,000 for Dr. Najafi, subject to periodic adjustment at the discretion of our Board. In 2009 and 2010, we increased the annual salary of Dr. Khosrovi to $238,000 and $ 244,960 respectively and Dr. Najafi’s salary to $356,000 and 366,400 respectively. Each of the officers is also entitled to five weeks of vacation and to participate in all of our benefit programs that are generally available to similar, high level executives, as well as any additional benefits that may be approved by the Board. In the event Dr. Khosrovi’s employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to 12 months salary at his salary rate as then in effect plus an amount equal to the bonus that was paid to him for his services during the previous calendar year. In the event Dr. Najafi’s employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to 18 months salary at his salary rate as then in effect plus an amount equal to the bonus that was paid to him for his services during the previous calendar year. Such amounts will be paid in two equal installments, the first on the first day of the seventh month after the date of termination and the second installment on the first day of the thirteenth month after the date of termination. In the event that either officer is terminated for cause, we will be required to pay to the terminated officer a lump sum of $15,000 within 60 days of his termination.

  We entered into a four-year employment agreement with Mr. Paulson effective January 2008. Pursuant to the terms of the agreement, the annual salary for Mr. Paulson will be $250,000, subject to periodic adjustment at the discretion of our Board, provided that his then current annual salary cannot be reduced without his consent. In 2010, we increased the annual salary of Mr. Paulson to $257,300.  Mr. Paulson also is entitled to five weeks of vacation and to participate in all of our benefit programs that are generally available to similar, high level executives, as well as any additional benefits that may be approved by the Board. Although Mr. Paulson is employed on an at-will basis, in the event that his employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to one year’s salary at his salary rate as then in effect plus an amount equal to the bonus which was paid to him for his services during the previous calendar year. Such amounts will be paid within approximately six to 12 months, depending on the amounts to be paid. Additionally, in the event that Mr. Paulson is terminated for cause, we will be required to pay him a lump sum of $15,000 within 60 days of the termination.

Director Compensation

The compensation and benefits for services as a member of our Board is determined by our Board of Directors. Directors employed by us are not compensated for service on the Board or any committee of the Board; however, we reimburse all directors for any out-of-pocket expenses incurred in connection with attending meetings of our Board and committees of our Board.

In December 2009, our Board approved a director compensation plan (the “Directors Plan”). Under the Directors Plan, our non-employee directors receive cash and stock options, as follows:

Equity:

•
New Directors: New director grants are made in connection with the new director’s appointment to the Board. A new director receives an option to purchase up to 30,000 shares of our common stock. The shares have an exercise price equal to the closing price of our common stock on the grant date as reported by the NYSE Amex. The shares are early exercisable and  vest over four years with 25% of the shares vesting on the one-year anniversary of the grant date and the remaining shares vesting quarterly thereafter in equal installments, subject to the director’s continuing service on our Board. The option terminates on the ten-year anniversary of the grant date.

•
Ongoing Directors: The annual grants are made to ongoing directors on the first day of the year of the grant on which the NYSE Amex is open for trading, and each such grant is an option to purchase up to 15,000 shares of our common stock. The shares have an exercise price equal to the closing price of our common stock on the grant date as reported by the NYSE Amex. The shares are early exercisable and vest in equal monthly installments over one year. The option terminates on the ten-year anniversary of the grant date. For directors who did not serve for the full fiscal year, the grant is pro-rated based on the number of months such director served as a director in the current fiscal year.

Cash:

•
Retainer: $30,000 annually, paid quarterly, subject to continuing service as a director. Prior to the beginning of any calendar year or, in the case of a new director, within 30 days from joining our Board of Directors (the “Board”), each director can irrevocably elect to take 25%, 50%, 75% or 100% of his or her annual retainer, or, in the case of a new director, his or her pro-rata retainer in stock options to purchase a number of shares of stock. The number of shares subject to such stock option shall be the number of shares of NovaBay stock as shall cause the fair value of the stock option calculated using the Black-Scholes model using the same methodology NovaBay has most recently used for financial reporting purposes, computed at the time the stock option is granted, to equal the amount of annual cash compensation foregone. The options are 10-year options with an exercise price equal to the closing price of NovaBay’s common stock on the grant date as reported by the NYSE Amex or, if the NYSE Amex is not open for trading on such date, on the most recent preceding date when such market is open for trading. Such stock option is early exercisable and vests in equal monthly installments over one year.

•	Other Cash Consideration: Outside directors receive additional cash consideration for service as Lead Independent Director and for service on Board committees, as described in the table below.

The table below sets forth the amounts received or to be received pursuant to the Directors Plan, by the non-employee directors for attending meetings of the Board and of Board committees:

Board Meetings	Chairperson of Committee for Committee Meetings	All Other Members for Committee Meetings

• Annual fee of $30,000 in cash and/or options and 15,000 options. Cash compensation is payable quarterly on the first working day of the beginning of the quarter. The options are granted on the first working day of the fiscal year and vest in equal monthly installments over one year.

• Lead Independent Director & Chairman of the Audit Committee – annual cash compensation of $12,000 per year, payable quarterly on the first working day of the beginning of the quarter.

• Chairman of the Compensation Committee – annual cash compensation of $10,000 per year, payable quarterly on the first working day of the beginning of the quarter.

• Chairman of the Nominating and Corporate Governance Committee – annual cash compensation of $8,000 per year, payable quarterly on the first working day of the beginning of the quarter.

• Member of the Audit Committee – annual cash compensation of $6,000 per year, payable quarterly on the first working day of the beginning of the quarter.

• Member of the Nominating and Corporate Governance Committee and the Compensation Committee – annual cash compensation of $5,000 per year, payable quarterly on the first working day of the beginning of the quarter.

 Non-employee directors also are eligible to participate in our equity incentive plans and may be granted awards under such plans, at the discretion of our Board.

The compensation received during 2010 by each director who is not a Named Executive Officer is set forth below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Charles J. Cashion (2)	$12,000	$51,111	$63,111
Anthony Dailley (3)	17,500	43,611	61,111
Paul E. Freiman (4)	41,000	21,111	62,111
Gail Maderis (5)	9,885	41,400	51,285
T. Alex McPherson (6)	20,000	51,111	71,111
Robert R. Tufts (7)	26,000	36,111	62,111
Tony D.S. Wicks (8)	10,000	51,111	61,111
————————

(1)
This amount is not cash compensation, but represents the aggregate fair value of stock option grants received by the board in 2010.  Ms. Maderis’ grant represents her initial grant as a new Board member in 2010.  The aggregate fair value is computed in accordance with FASB ASC Topic 718 for the equity awards granted in 2010. See Note 9 to our consolidated financial statements in our Annual Report.

(2)	Mr. Cashion had 118,316 outstanding options at December 31, 2010.

(3)	Dr. Dailley had 91,987 outstanding options at December 31, 2010.

(4)	Mr. Freiman had 155,000 outstanding options at December 31, 2010.

(5)	Ms. Maderis, a new Board member in 2010, had 30,000 outstanding options at December 31, 2010.

(6)	Dr. McPherson had 107,816 outstanding options at December 31, 2010.

(7)	Mr. Tufts had 36,000 outstanding options at December 31, 2010.

(8)	Mr. Wicks had 140,316 outstanding options at December 31, 2010.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of March 31, 2011 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock;

•	each Named Executive Officer;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The percentage of shares beneficially owned is based on 23,453,505 shares of common stock outstanding as of March 31, 2011. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following March 31, 2011 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
Executive Officers and Directors
Ramin (“Ron”) Najafi, Ph.D.(2)	3,341,439	14.1
Thomas J. Paulson M.B.A.(3)	223,501	*
Behzad Khosrovi, M.A., Ph.D.(4)	414,169	1.7
Gail Maderis(5)	16,562	*
Charles J. Cashion(6)	164,400	*
Anthony Dailley, D.D.S.(7)	371,496	1.6
Paul E. Freiman(8)	173,387	*
T. Alex McPherson, M.D., Ph.D.(9)	162,571	*
Robert R. Tufts(10)	362,314	1.5%
Tony D.S. Wicks(11)	298,228	1.3%

All directors and executive officers as a group (10 persons)(12)	5,632,136	22.5%
————————
*	Less than 1%.

(1)	The address for each of the persons listed is c/o NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608.

(2)
Includes (i) 3,117,500 shares of common stock held by the Najafi Family Trust dated September 13, 2006, of which Dr. Najafi and his spouse are the trustees, (ii) 11,200 held directly by Dr. Najafi, and (iii) 212,739 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(3)
Includes (i) 4,000 shares held directly by Mr. Paulson and (ii) 219,501 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(4)
Includes (i) 1,000 shares held by the Behzad and Dorothy Khosrovi Revocable Trust U/A 7/13/2004, (ii) 135,000 shares of common stock held by FIDELITY MANAGEMENT TRUST CO FBO of Behzad Khosrovi, and (iii) 278,169 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(5)	Includes shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(6)
Consists of (i) 29,522 shares held by the Charles J. Cashion and Martha Diane Cashion Trust dated July 27, 1988, and (ii) 134,878 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(7)
Includes (i) 181,079 shares held by the Anthony and Terri Dailley Trust, of which Mr. Dailley and his spouse are trustees, (ii) 7,180 shares held by the Anthony Dailley DDS Profit Sharing Plan, of which Mr. Dailley is the trustee, (iii) 98,237 shares held directly by Mr. Dailley, and (iv) 91,987 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(8)
Includes (i) 12,137 shares held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Mr. Freiman and his spouse are trustees and (ii) 161,250 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(9)
Includes (i) 500 shares held by the McPherson Family Trust , (ii) 37,693 shares held directly by Dr. McPherson, and (iii) 124,378 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(10)
Consists of (i) 247,408 shares held by the Robert R. Tufts and Joyce A. Tufts Trust dated September 18, 1987, of which Mr. Tufts and his spouse are trustees, (ii) 67,500 shares held by Robert R. Tufts and Joyce Tufts Joint Tenancy and (iii) 47,406 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(11)
Consists of (i) 151,662 shares held by the Tony D. Wicks and Anne K. Wicks Revocable Trust, of which Mr. Wicks and his spouse are trustees and (ii) 146,566 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

(12)	Includes 1,543,655 shares of common stock issuable upon exercise of outstanding options which are exercisable as of March 31, 2011 or within 60 days after such date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding some securities reflected in first column)
Equity compensation plans approved by security holders(1)	6,176,886	$2.03	234,944
Equity compensation plans not approved by security holders(2)	152,270	$1.71	―
Total	6,329,156	$2.02	234,944
————————
1.
Consists of our 2002 Plan, 2005 Plan and 2007 Plan (collectively, the “Plans”). No additional option grants are being made under the 2002 Plan and the 2005 Plan. The 2007 Plan became effective in October 2007, and 4,714,608 shares were reserved for issuance under that plan including increase of 848,766 shares in January 2009; 930,177 shares in January 2010 and 935,665 shares in January 2011.

2.
Consists of non-qualified stock options granted outside of our Plans as compensation for services rendered to us in connection with a private placement of our preferred stock.  These options were fully vested and exercisable upon grant and will expire in March 2015.  The exercise prices for such options range from $1.70 to $1.87.

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

Since December 31, 2008, there has not been any transaction, nor is there any proposed transaction, in which NovaBay was a participant, and in which a “related party” of NovaBay had or is expected to have a direct or indirect material interest, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of NovaBay’s total assets at the end of the last two completed fiscal years, that would require disclosure in this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. During the fiscal year ended December 31, 2010, Mr. Tufts filed a Form 4 late, for a stock option exercise, and Ms. Maderis filed a Form 4 late, for a stock option grant received.  Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended December 31, 2010, and the written representations received from the reporting persons that no other reports were required, we believe that, except as indicated in the foregoing sentence, all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2010 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to: Secretary, NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608. The annual report on Form 10-K (including the exhibits thereto) is also available on the Securities and Exchange Commission’s website at www.sec.gov.

DEADLINE FOR RECEIPT OF
STOCKHOLDER PROPOSALS OR NOMINATIONS

Due Date For Stockholder Proposals and Nominations For Next Year’s Annual Meeting

To be considered for inclusion in our proxy materials next year, your proposal must be submitted by January 7, 2012; however, if NovaBay’s 2012 Annual Meeting of Stockholders is not held on or between May 10, 2012 and July 9, 2012, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

If you wish to submit a proposal that you wish to be included in next year’s proxy materials or nominate a director, you must do so no earlier than February 10, 2012, and no later than March 11, 2012; provided, however, that in the event that the date of the 2012 Annual Meeting is held more than 30 days prior to or more than 30 days after April 27, 2012, your notice must be delivered not earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made.  Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 5980 Horton Street, Suite 550, Emeryville, California 94608. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested, in order to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or NovaBay that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) notify your broker or (2) direct your written request to our corporate Secretary, NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608, (510) 899-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, NovaBay will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

DIRECTIONS TO ANNUAL MEETING LOCATION

              The Annual Meeting will be held at Woodfin Hotel Emeryville, 5800 Shellmound Street, Emeryville, California 94608 at 2:00 p.m. Pacific Time on Thursday, June 9, 2011. Directions to this location are available at www.edocumentview.com/NBY (for all stockholders).

OTHER BUSINESS

The Board is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

By Order of the Board of Directors,

/s/ Ramin Najafi, Ph.D.
Ramin (“Ron”) Najafi, Ph.D. Chairman of the Board and Chief Executive Officer

April 25, 2011

PROXY

NOVABAY PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of NOVABAY PHARMACEUTICALS, INC. (“NovaBay”) hereby appoints RAMIN (“RON”) NAJAFI and THOMAS J. PAULSON, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of NovaBay to be held on Thursday, June 9, 2011 at 2:00 p.m. Pacific Time at Woodfin Hotel Emeryville, 5800 Shellmound Street, Emeryville, California 94608 and at any adjournment or postponement thereof, and to vote all shares by the undersigned of NovaBay’s common stock held of record on April 20, 2011, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

(continued and to be signed on the reverse side)

(continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	To elect the three Class I directors named below to hold office until the 2014 Annual Meeting of Stockholders.

Nominees standing for election:

Anthony Dailley	[ ] FOR	[ ] WITHHOLD AUTHORITY

Robert R. Tufts	[ ] FOR	[ ] WITHHOLD AUTHORITY

2.	To ratify the appointment by our Audit Committee of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	[ ]
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	[ ]

Date:

Signature

Signature

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title. If the stockholder is a partnership, please sign in the partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.